Exhibit 99.2

The following is a transcript of a conference call hosted by Thermage, Inc. (“Thermage”) and Reliant Technologies, Inc. (“Reliant”) on Monday, July 7, 200 at 11:00 a.m., Eastern time, to discuss the proposed transaction pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of July 7, 2008 among Thermage, Relay Acquisition Company, LLC and Reliant.

Safe Harbor

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding potential transaction timing, projected financial results, and anticipated cost savings, synergies and other opportunities. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from the statements contained herein, including the risks that the transaction is delayed or ultimately not consummated, and that the anticipated financial and operating benefits of the transaction are not realized, among other risks. Further information on potential risk factors that could affect Thermage’s business are detailed in the Company’s Form 10-Q for the quarter ended March 31, 2008, and additional risk factors relating to the proposed transaction discussed in this communication will be presented in future public filings. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Additional Information and Where You Can Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Thermage and Reliant. In connection with the transaction, Thermage will file a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus/information statement. The proxy statement/prospectus/information statement will be mailed to the stockholders of Thermage and Reliant. Investors and security holders of Thermage and Reliant are urged to read the proxy statement/prospectus/information statement when it becomes available because it will contain important information about Thermage, Reliant and the proposed transaction. The proxy statement/prospectus/information statement (when it becomes available), and any other documents filed by Thermage with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Thermage by contacting Thermage Investor Relations by e-mail at IR@thermage.com or by telephone at (510) 259-7117. Investors and security holders are urged to read the proxy statement/prospectus/information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Thermage and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in favor of the proposed transaction. Information about the directors and executive officers of Thermage and their respective interests in the proposed transaction will be available in the proxy statement/prospectus/information statement.

FINAL TRANSCRIPT

Conference Call Transcript

THRM - Thermage and Reliant Technologies to Join Forces

Event Date/Time: Jul. 07. 2008 / 8:00 AM PT

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

CORPORATE PARTICIPANTS

Jenifer Kirtland

EVC Group, Inc. - IR

Steve Fanning

Thermage, Inc. - Chairman of the Board, President and CEO

Jack Glenn

Thermage, Inc. - CFO

Eric Stang

Reliant Technologies - President and CEO

CONFERENCE CALL PARTICIPANTS

David DeGiralamo

Pacific Growth Equities - Analyst

Chris Cooley

FTN Midwest Research - Analyst

Anthony Petrone

Maxim Group - Analyst

Scott Palmer

Paragon Associates, LLC - Analyst

Kevin Kotler

BroadFin Capital, LLC - Analyst

Vivian Wohl

Federated Kaufmann Fund - Analyst

Larry Haimovitch

HMTC - Analyst

Steven Becker

Greenway Capital - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and thank you for standing by. Welcome to the Thermage conference call. During today’s presentation all parties will be in a listen-only mode. Following today’s presentation, the conference will be open for questions. (OPERATOR INSTRUCTIONS). This conference is being recorded Monday July 7, 2008. I’d now like to turn the conference over to Miss Jenifer Kirtland of EVC Group. Please go ahead ma’am.

Jenifer Kirtland - EVC Group, Inc. - IR

Thank you operator and good morning everyone. Thank you for joining us on short notice to discuss this morning’s announcement regarding the definitive agreement for the acquisition of Reliant Technologies by Thermage. The release is posted on the investor relations sections of the Thermage website at Thermage.com and with our Form 8-K filed with the SEC.

In conjunction with today’s comments, we encourage investors to access a presentation of the proposed combination of Thermage with Reliant. This presentation is available on our website. To access, please log on to Thermage.com. The release regarding today’s announcement will appear and you can click on the link in the release to view the slides. It’s labeled conference call/WebEx. Please note, all questions will be taken through the operator. Please don’t ask questions from the WebEx site.

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Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Turning to slide two of the webcast presentation, before we get started, during the course of this conference call, the Company will make projections and may make other statements about the projected transaction timing, projected financial results and cost savings synergies and other opportunities that are forward-looking and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. Such risks and uncertainties include the risk that the transaction is delayed or ultimately not consummated and the anticipated financial and operating benefits are not realized among other risks.

A detailed discussion of the risks and uncertainties that affect our business is contained in the Company’s SEC filings particularly under the heading risk factors. Copies of these filings are available online from the SEC or on the Thermage website. The Company’s projections and forward-looking statements are based on factors that are subject to change and therefore these statements speak only as of the date they are given. The Company does not undertake to update any projection or forward-looking statement. With that I will turn the call over to Steve Fanning, Chairman, President and CEO of Thermage.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Thank you, Jenifer, and good morning everyone and thank you for joining us today to discuss the proposed transaction we announced earlier this morning between Thermage and Reliant. This is a very exciting step for both companies. With me today is Jack Glenn, our Chief Financial Officer. In addition I’m delighted that Eric Stang, President and Chief Executive Officer of Reliant Technologies has joined us this morning.

Now as Jenifer mentioned, there’s a presentation of the proposed transaction available through our website and I encourage you to access this presentation as my comments will coincide with the slides. So beginning with slide five, if everyone could get to slide five if you’re following on the presentation.

Earlier this morning we announced a proposed transaction to create a global leader in aesthetic devices. Our two organizations have worked on this transaction for several months. We have gotten to know the Reliant organization very well and as a result of our due diligence we believe that there are a number of strategic and financial reasons that drive our belief about the opportunities the combination will create for our shareholders, our customers and our employees.

The proposed transaction will combine market leaders in the skin tightening and skin resurfacing which are the two fastest-growing segments of the aesthetic device industry. Our two companies offer products that are complementary and are often used together.

Furthermore, both of our businesses have significant consumable revenue. By combining Thermage and Reliant, we believe we will generate strong economies of scale and significant cross selling opportunities through what will be one of the largest salesforces in the aesthetic device industry.

Both companies have established track records of innovation which will most definitely continue under the strong leadership of Len DeBenedictis who is currently the Chief Technology Officer of Reliant. In addition, we expect that the combination of Thermage and Reliant will significantly expand our presence overseas.

From a financial perspective as I mentioned, both companies execute a reoccurring revenue financial model. Given the close proximity of our respective headquarters, we expect to generate significant administrative cost synergy opportunities. We believe that the combined operation will generate strong cash flow during 2009 and most importantly to our shareholders, we firmly believe that the proposed transaction will be accretive to 2009 GAAP EPS.

Now if you turn to slide six, I would just like to take a moment to give you some specifics [on what we] believe the transaction will be accretive to 2009 analyst consensus estimates of $0.26 per share. Currently, we expect this accretion to be between 5 and 10%.

First, we expect to achieve approximately $14 million in annual cost savings by combining the two companies. These savings should be realized through significant efficiencies created by headcount reductions, leveraging the call point as well as leveraging the two organizations’ combined purchasing and manufacturing.

I just want to take a minute to take give you a couple — these are just very, very simple examples of some cost savings. They’re the simple ones but I think it’s important to think about these. So those of you who followed our industry, you know that a tremendous amount of resources are spent on tradeshows.

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Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Thermage and Reliant participate in many of the same tradeshows and our integration plan has targeted approximately $1 million in cost savings alone from consolidating our combined tradeshow program. And in many cases we’re literally standing next to each other at these tradeshows. So this is a great example, a simple one but a great example of some synergies.

Let me just give you some other simple ones. Another one is about $1 million in cost savings will come from eliminating redundant workshops which we do with our customers — public relations and advertising. We also expect to generate additional savings through the consolidation of administrative activities and headquarters and nicely we’re both in the San Francisco Bay Area.

So for example, we will realize $1 million in savings related to duplicate corporate legal, audit, tax and other third-party consulting services. In addition, we expect to consolidate all of our employees into one corporate headquarters and here again save another approximately $0.5 million a year. So just some simple examples of some low hanging fruit where we really think there are some strong cost synergies.

We anticipate the balance of the $14 million in synergies will be primarily driven by making overall headcount reductions of approximately 15% during the first six months following the close of the transaction. Our accretion analysis excludes revenue synergies. But we believe we will generate revenue growth by combining the two companies through strong cross selling, product bundling and additional consumable products.

Our confidence in the accretive potential of the transaction is supported by the strong progress Reliant has made under Eric Stang’s leadership. During the first six months of 2008, Reliant has approached profitability through double-digit revenue growth and improved gross margins while holding down operating costs.

Slide five outlines the respective strengths of Thermage and Reliant. We are leaders in our respective segments, we have a proven track record of developing and introducing new products into the marketplace. We have a consumable business model and finally we have broad distribution. Combined we will create one of the largest aesthetic device companies. The new company will have a strong balance between reoccurring revenue and new product placements.

I mentioned that the combination of Thermage and Reliant will address the fastest-growing segments of the aesthetic device industry. Now slide eight provides you with a perspective on the Millennium Research Group’s projected growth rates for the four initial target markets of the combined company. All four markets are projected to generate double-digit growth in both the number of procedure and device sales through 2011.

Our integration plan calls for a combined sales team to pursue what we believe are significant cross selling opportunities offering physicians one-stop shopping for therapies that are complementary and are often used together. The integration plan is being directed by our Chief Operating Officer, Clint Carnell, and has been developed over a several-week period with the assistance of our outside consulting organization.

As you can see now on slide nine, Thermage has an installed base of more than 2500 systems while Reliant has an installed base of more than 1500 systems. We believe that as many as 400 of our customers use both Thermage and Reliant therapies already. This joint customer base provides some of the basis for our strong optimism about our ability to cross brand and explore the bundling of our technologies.

To further develop the cross selling opportunities created by bringing together our two companies, we will be creating the largest US sales force in the aesthetic device industry. With our bifurcated sales force which is illustrated on slide 10, one team will focus on the sales of consumables while the other team focuses on the sale of systems.

Thermage moved to this model in late 2007 and despite a very difficult environment, we continue to experience increased revenues from treatment chips and system upgrades as well as expanding our gross margins. Now on the consumable side of the sales model as noted on slide 11, we have developed proven cooperative marketing campaigns with physicians and believe the combination of two companies will result in increased visibility with physicians and patients.

Specifically, we believe that our bifurcated sales model will benefit the growth of the consumable revenue from the Reliant installed base. Our combined strength in consumables is illustrated on slide 12.

For 2007 approximately 42% of the combined companies’ revenue was generated from consumables and as we noted in this morning’s release, that number increased to 44% when we look at revenue for the 12 months ended March 31, 2008. Now if you go to slide 13, it illustrates the strong track record of innovation for both companies.

Over the last year, we introduced four procedures and associated treatment (tips) while Reliant introduced its Fraxel Refine laser system, its revolutionary Fraxel Re=pair laser system and a line of cosmeceuticals. The further combined product pipeline looks equally exciting.

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Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Importantly, this innovation has led to benefits for physicians and patients. Combined Reliant and Thermage fully expect to continue this track record of innovation. And now, I would like to turn the call over to Jack Glenn who will review the terms of the transaction as well as other financial highlights. Jack?

Jack Glenn - Thermage, Inc. - CFO

Thanks, Steve, and good morning everyone. The transaction terms are outlined on slide 15. Upon various approvals including the stockholders of Thermage, we will issue 23.6 million shares of common stock to the holders of Reliant Technologies as well as $25 million in cash. As a reminder, as of March 31, 2008 Thermage had a cash position of $50 million. In addition, we will assume $7 million of net debt.

Based on the closing price for Thermage shares on Thursday of $2.65, the approximate total consideration for the equity was $88 million and for the enterprise was $95 million. Base on the number of shares issued, the pro forma ownership on a fully diluted basis upon closing of the transaction using the treasury stock method will be 51.1% for Thermage current shareholders and 48.9% for Reliant current shareholders.

The Board of Directors of the combined company will be comprised of the six current Thermage directors as well as three directors to be selected by Reliant’s Board of Directors. Steve Fanning will be Chairman of the Board, President and CEO of the combined company while Glenn Carnell will be Chief Operating Officer. I will be CFO and Len DeBenedictis, one of the leaders in the aesthetic device industry, will be the CTO of the combined company. Len is currently Executive Vice President and Chief Technology Officer of Reliant. Finally we expect the transaction will close during the fourth quarter of 2008 and when it closes we will record various charges including in-process R&D, transaction expenses and other costs related to the transaction.

Slide 16 illustrates the combined financial strength of the two companies. During 2007, Reliant had $70.5 million in sales as compared to Thermage revenue of $63.1 million for a total of $133.6 million. On a combined basis we expect that the combined company will have approximately 48 million diluted shares outstanding using the treasury stock method when we close.

One of the compelling reasons behind undertaking this transaction is the broad international presence for both companies. Slide 17 illustrates that nearly half of Thermage sales come from overseas during 2007 and our presence in over 80 countries provides for potential expansion for Reliant products as well as greater leverage with our distributors.

For example, in Latin America last year we generated approximately 8% of our revenue from that geographic region compared to less than 4% of Reliant’s revenue. We believe this is just one example of how our presence in international markets can be leverage to the benefit of Reliant product line sales.

Finally on slide 18, we illustrate the substantial increase in presence within our industry that results from the combination. We believe that the combination will result in enhanced cash flow, greater resources for new product development, increased leverage with suppliers and distributors and greater liquidity. Today we launched the process to truly create a global leader in the aesthetic device industry. And now I would like to turn the call back over to Steve.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Thanks, Jack. Eric, would you like to make some comments?

Eric Stang - Reliant Technologies - President and CEO

Yes, Steve. Thanks. First let me say that our Board, management team as well as our shareholders fully support this transaction. We believe it will provide our Company’s investors along with the Thermage shareholders the opportunity to recognize significantly increased valuation.

Our decision to join forces was based on many factors. First we have long been impressed with the Thermage business model and the role consumable products play in the Company’s financial growth and success. We believe a dedicated consumables sales force could be quite beneficial to the growth of Reliant consumables which while already high for a medical device company, have significant potential for growth.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Second, we believe the international reach of Thermage will benefit the Reliant product line. Jack mentioned Thermage’s strong presence in Latin America and I think there are several other geographies where the Reliant product line will benefit from the Thermage distribution network and customer relationships.

We also believe that a combination with Thermage will provide the resources and infrastructure necessary to continue to drive the expansion of our aesthetic products. The benefits of a much larger sales force, combined technological expertise and IP and strength in financial resources, we believe the combined companies will be significantly greater than their individual parts.

We know the management team of Thermage well and believe them to be among the best in the industry. After evaluating a number of alternatives, we became convinced that this combination is the best interest of our customers, their patients and Reliant employees.

This is an important next step for Reliant and I would like to thank our customers, patients and partners for their loyalty and support and especially our employees for their hard work and dedication that brought us to this point. Not I’d like to turn the call back to Steve.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Thanks, Eric. I look forward to working closely with you during the integration process. Before opening up the call for questions, I would like to briefly summarize the compelling rational for combining Thermage and Reliant.

We’re creating a company that brings together two of the most differentiated and valued brands in the aesthetic industry. Our product offerings are complementary allowing us to offer a more appealing suite of products and procedures to our customers and their patients.

Together, we participate in the highest growth segments of the market specifically skin tightening, rejuvenation, resurfacing and cellulite. The expanded sales force will allow us to further penetrate domestic and international markets and we see excellent opportunities for cross selling.

Both Thermage and Reliant are known as the innovators in the aesthetic device industry and we will continue to focus on bringing new, innovative, safe and effective products to the market. Finally, from a financial standpoint, we anticipate that this transaction will be accretive to 2009 earnings per share on analysts’ current estimates of $0.26 per share.

Thank you for participating in today’s call. We look forward to updating you on our progress in the near future. And as a reminder, we will be presenting tomorrow at the Collins Stewart Conference in New York. Thank you again and I would like to now (inaudible) forward to some questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) David DeGiralamo, Pacific Growth Equities.

David DeGiralamo - Pacific Growth Equities - Analyst

First, congratulations on the agreement.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Thank you.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

David DeGiralamo - Pacific Growth Equities - Analyst

I have just a few quickies for you. First is I cover ev3 and one of the concerns that they had in integrating their FoxHollow deal was that they were bringing aboard a technology that previously they had spoken against. And perhaps you can shed some light as to how you’re going to integrate laser technology when you previously had been exclusively a radiofrequency company and what speed bumps you think you might face in trying to bring the sales force up to snuff on that.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

First off, we have never spoken against Reliant. In fact, we have done some combined work and a while ago actually agreed on a joint brand name when doctors have done these two procedures together. So we have worked closely together and as I indicated in my script that we really believe there’s a strong combination here.

In terms of the ability with the sales force, we in fact believe that the Reliant sales force is excellent at selling capital equipment and we hope to have our sales force as part of that because Reliant has a strong sales force selling on the capital side. So if anything one, we have never have spoken against them; and two, we believe that by having this bifurcated sales force it allows us to build out both sales forces and to really gain some strong momentum.

David DeGiralamo - Pacific Growth Equities - Analyst

Got it. And, Steve, could you give us a sense for the numbers of the sales force again or help us understand how many sales reps Reliant has and you guys have?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Yes, I can give you our numbers. Just to frame them in for you right, now we have 28 sales reps which are selling the tips or the consumable side. And then we have 12 which are selling the generators and then we have a management team that sits over that and we also have two clinical specialists. But I guess more importantly what do we see in the future? We see a combined sales force of 70 to 80 people which again will be the largest in the industry.

Eric Stang - Reliant Technologies - President and CEO

Reliant today has 32 direct sales people in the United States and a management team above that. We also have a team of about 10 clinical educators or account managers that do help with after-sale support as well.

David DeGiralamo - Pacific Growth Equities - Analyst

Gotcha and it sounds like roughly 10 folks will be reduced as a result of the merger. Is that right?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We’re not sure yet. We need to continue to the work through our process. I want to be very clear on something. What we want to do is to accelerate topline growth. So we’re going to be very careful with our interface to the customer and in fact in my point of view, that is the last place you look at.

We want to really make sure that we’re servicing our current customers correctly and that we are looking to maximize the sales line opportunity. Because when you look at the model that we have and you look at what we’re going to be able to do with this new sales force, we have a great opportunity to really drive hard on that topline. And remember, with what we have got from a disposable model now with Reliant having the same, we really think that this is a strong combo in the marketplace. So what we’re going to do is first look to accelerate that topline and make sure that we don’t do anything which would decelerate it.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

David DeGiralamo - Pacific Growth Equities - Analyst

Got it. Last question and I will jump back in queue. Can you give us a sense for how profitable or close to profitable Reliant is so that we can get a sense for how to model this out?

Eric Stang - Reliant Technologies - President and CEO

As a private Company, we’re still working through the auditing of our financials in that matter and our S-4 will contain all the proper financial data at that stage of the process. But we believe we will provide revenues for the latest quarter Q2 of around $22 million and if we’re not EBIT positive we will be close to it. But really we will turn to the S-4 for more information when we get to that point.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

I think under Eric’s leadership, this Company has really done an excellent job in delivering topline growth and also moving aggressively to profitability.

David DeGiralamo - Pacific Growth Equities - Analyst

That’s great. Thanks guys for answering my questions.

Operator

Chris Cooley, FTN Midwest Securities.

Chris Cooley - FTN Midwest Research - Analyst

Thank you and again congratulations on the transaction.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Thank you, Chris.

Chris Cooley - FTN Midwest Research - Analyst

Just curious if you could maybe elaborate. I’m just thinking about from a systems standpoint, Steve, you have the NXT in the market. Reliant has the Restore and the Refine with the Repair coming forward. How do you bundle those — I realize it’s very preliminary right now, but how do you bundle those various platforms?

Can you go to an integrated platform at one point in time? Just kind of maybe help us kind of think about the cap goods side of the equation. And I just wanted to kind of come back around on your rep count there. It sounds like the bulk of the reps from Reliant will be focused on the capital side at this stage. Am I inferring from that correctly? Thanks.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

I think that’s a good one. They’re experts at selling capital equipment. They are the best in the business. So, yes, that is true. Let me address your first question if I may, Chris.

First off, there’s an easy part to do, right? It is a process. Nothing has to change from a manufacturing point of view, process point of view. What we do is we develop a bundling opportunity for doctors. So those doctors that don’t have a Thermage or those doctors that don’t have a Fraxel, a huge opportunity at that call point. And I want to be clear.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Remember that we have been very successful in selling upgrades to our docs. And we can’t give you Q2 yet but I think you’ll be pleased when you see it. But the important point here is the first thing we can do just from an easy, low hanging fruit point of view is to combine opportunities at that call point to encourage doctors to both either purchase a Fraxel or a Thermage.

Longer-term under the strong direction of Len DeBenedictus we will be able to see and put together and I can’t get into it now but one of the things we will be working on is what is a combined platform potentially look like out there. I don’t know, Eric, if you have any other comments beyond that?

Eric Stang - Reliant Technologies - President and CEO

I think it’s a very exciting area for us to look at and I would just add one more comment generally. When you speak about Reliant’s profitability as we did a moment ago, we’re spending around 15 or 16% of revenues on R&D and technology today Which I think’s substantially above industry average and part of our commitment to drive new products in the industry.

We have a great team at Reliant if I can say that and I’m very pleased that Len will be the CTO of the combined entity. I think that’s going to bring at least from our side all the continuity and momentum we need to really drive this forward in a good way. So I’m very excited about the new product potential of the combined company.

Chris Cooley - FTN Midwest Research - Analyst

If I may, just one quick follow-up in regards just to intellectual property and patent. I am assuming — does the Mass Gen relationship transfer to Thermage as well that you had — Reliant had with Mass Gen?

Eric Stang - Reliant Technologies - President and CEO

I believe that our existing relationships are going to transfer into the new combined entity. That’s the basis we’re moving forward with.

Chris Cooley - FTN Midwest Research - Analyst

Thank you very much and congratulations.

Operator

(inaudible)

Unidentified Participant

Just a few quick questions for you this morning. Can you describe the Fraxel tip technology maybe a little bit about how it differs from Thermage tip? Also is there any reason to believe that you can increase tip sales for Fraxel as a percentage of revenues?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Well on your second question, tip sales as a percent of revenue have been growing steadily for Reliant but we continue to sell so many more boxes that that also helps contribute to our revenue growth. We have done a lot to build the Fraxel brand name at the consumer level and we’re very excited about the fact that patients, they’re walking into the physician’s office asking for Fraxel. As we work with our physicians more and more and do our own advertising in support of them, we think that the Fraxel opportunity is going to grow significantly as we look forward.

Certainly, it’s a breakthrough technology that before Fraxel you really couldn’t get the kinds of results that Fraxel brings and pioneered a new area in our industry. In terms of our tip technology, we have certain — we have different kind of tips for our different products but they can wear out and also have other — get gummed up and things (inaudible) use and so they need to be replaced. And we have certain tip life that we provide

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Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

with each of the tips on each of our different systems and as that tip life runs its course then the physician uses a new tip for the next set of treatments. But we do see tremendous potential to grow our tip revenue as we look forward.

Jack Glenn - Thermage, Inc. - CFO

You should also know that the gross margins on their tips are very similar to ours and as you know, our tips have a gross margin of 90%.

Unidentified Participant

Yeah, is there any possibility that the Reliant folks could tell us tip revenue per system per month?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

No, not at this point, no. Nice try.

Unidentified Participant

Thank you gentlemen.

Operator

Isaac Ro, Leerink Swann & Company.

Unidentified Participant

This is (inaudible) for Isaac. Thanks for taking our questions but most of our questions have been answered. There’s just one last question which is about gross margin. Do you think Thermage can maintain its current gross margin structure after integrating the Reliant business? Thanks.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

You were fading in and out on us. I don’t know if it’s our system or yours. But was the question —

Unidentified Participant

It’s about the gross margin. We wonder do you think Thermage can maintain its current gross margin structure up through integrating the Reliant business?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Again I’ll repeat it to make sure I have it correctly. I think the question was can Thermage maintain its gross margin after the integration of Reliant?

Unidentified Participant

Yes.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

The answer is — and let me just kind of give you the current gross margins. We think that the new combined gross margin will be approximately 70%. Reliant has a very strong gross margin, very strong for the industry at 62%. So this is very, very good with high gross margins.

Unidentified Participant

Okay thank you.

Operator

Anthony Petrone, Maxim Group.

Anthony Petrone - Maxim Group - Analyst

Great guys, thanks and congratulations. Just a couple of questions here. I guess just to start off, how much of focus will be on bundle sales going forward once the merger’s commenced? Can you just give us a sense of where I guess overall ASPs would go from there? Will there be flexibility on the system side in terms of pricing?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

You know, we really can’t get into that until post-close. I’m sorry. That’s one I can’t answer. But I can say qualitatively that there’s a great opportunity here for us. But I can’t answer that one until post-close.

Anthony Petrone - Maxim Group - Analyst

All right and then follow-up there would be can you quantify I guess the overlap in the customer bases between the two entities?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We actually did give that number to you. We have 400 approximately where they have both a Thermage and a Reliant generator. And then just to frame it in one more time, we have 2500 worldwide, they have 1500 worldwide. So that kind of allows you to get to the [math]. We believe that is the number. We think it’s pretty close to that.

Anthony Petrone - Maxim Group - Analyst

Okay, in terms of Reliant and their product development cycle, can you just — I guess, Eric, give us an idea of where you guys stand on that? Is Reliant I guess on the cusp of a new release anytime soon this year, perhaps?

Eric Stang - Reliant Technologies - President and CEO

I can’t really give forward indications today on the new products that we’re working on but at 16% of our revenues or so we’re obviously doing a lot. We have launched over the last 12 months a number of exciting products and our most recent one, the Fraxel Repair, was just launched last December and it’s going very, very strong. We carry backlog into Q1, into Q2 and we will carry backlog into Q3 on that product.

It’s exciting new technology to be able to go deep into the dermis with fractional ablative technology. That’s really a treatment that has never been done before in our industry and it is seeing some very remarkable results. At this time that is our focus.

Anthony Petrone - Maxim Group - Analyst

Just to review quickly on percentage of sales that are from skincare products at this point?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Our cosmeceuticals are still a small portion of our business, quite small. They had just been recently launched. The very first ones came out last year but we haven’t really got the full program together until just (inaudible) the last month or two. And so we’re really just starting to build that opportunity at this point.

Unidentified Participant

I would like to comment on that further if I may and that is that with the bifurcated sales force, the reps will not be struggling with what to sell today. Do I sell a generator? Do I seel the cosmeceutical? Do I sell the tips?

It gives focus to the doctors office where repetitive selling call frequency is key based upon how many tips, the cosmeceuticals and the recurring revenue streams they sell. That drives the frequency that that rep will be in that outlet. So here again, getting focus and having the separate sales force we think can really helped drive the exciting opportunity that Reliant has pioneered with their company in the cosmeceuticals.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We have had very good feedback from those physicians who have already begun to use the cosmeceuticals. We are very excited about the potential.

Anthony Petrone - Maxim Group - Analyst

Excellent, and just finally in terms of manufacturing it seems that both companies use somewhat of a modular design. So will there be one facility going forward? And then finally, the last question would just be you mentioned accretive in ‘09 and I’m assuming that of course is on the post share count basis post the 48 million (multiple speakers)

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

The answer to the last question is yes (inaudible) all post and the answer to the first question is also yes. We will be combining manufacturing. We have plenty of room at our facility here in Hayward so we are in good shape in that regard.

Anthony Petrone - Maxim Group - Analyst

Thank you again, congratulations.

Operator

Scott Palmer, Paragon Associates, LLC.

Scott Palmer - Paragon Associates, LLC - Analyst

I have a question about accretion. Before I get to that, I think Eric said that Reliant was potentially at near EBIT breakeven or close to it as of this quarter. Is that accurate?

Eric Stang - Reliant Technologies - President and CEO

Yes, we don’t actually know exactly where we are at at this point but we believe we will be close to EBIT breakeven.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Scott Palmer - Paragon Associates, LLC - Analyst

Just looking from the S-4 that was filed — I’m sorry, the S-1 that was filed in October, the EBIT loss was was closer to — I think the trailing number was somewhere around $22 million then on a similar revenue level. So what sort of change between now and then if you guys (inaudible) able to take the cost out of (inaudible)?

Eric Stang - Reliant Technologies - President and CEO

I can really — I’m not able to sit here and give you a full comparison between the two but we have improved our gross margins some. We have reduced our operating expenses as a percent sales some and we continue to grow the business and (inaudible) combination of things is driving us in the direction we wanted to go. We are still spending quite a bit on OpEx north of $50 million this year on OpEx. So, we’re still investing heavily in the business but have improved things nonetheless.

Scott Palmer - Paragon Associates, LLC - Analyst

Great. Is that level of operating income improvement sustainable? Is there any reason you can’t — that — the number you’re talking about where you’re getting fairly close to breakeven, that is not something you can annualize and keep running forward? It just seems like a pretty large jump from negative 22 to whatever we want to call it, single-digit loss.

Eric Stang - Reliant Technologies - President and CEO

I do not — if you’re asking do I think what I’ve just described for our last quarter is an anomaly, I do not. I think we’re moving in the right direction and I think largely our financial situation today is a result of decisions we have made on the amount of R&D investment and the amount of marketing and branding effort we do. I’m excited in the combined entity that there will be significant synergies in some of these areas and allow us to frankly do as much or more as we’re doing now only spending less.

Scott Palmer - Paragon Associates, LLC - Analyst

Can you guys discuss the sort of implied revenue growth rates you’re using in order to get to that accretion number? I mean because you’re getting to basically a $12 million net income positive number which is a fairly good-sized jump here. So even if you take out $14 million in synergies (inaudible) what other assumptions are you making?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

In terms of driving cost down?

Scott Palmer - Paragon Associates, LLC - Analyst

Well both — I think you’ll need to drive cost down and get revenue growth at some level.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Right.

Scott Palmer - Paragon Associates, LLC - Analyst

So can you tell us a little bit more about the model and how you’re going to get to that level?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Again — here again, prior to our close we really cannot comment on the model.

Scott Palmer - Paragon Associates, LLC - Analyst

Can you discuss the cash cost you will need to spend to get the synergies and how long you think it will take for their fully $14 million (multiple speakers)?

Jack Glenn - Thermage, Inc. - CFO

Right now we approximate the transaction expenses to be somewhere in the neighborhood of around $6 million.

Scott Palmer - Paragon Associates, LLC - Analyst

$6 million (inaudible). What do you guys think you’re going to have in terms of cash from the balance sheet at the time the deal closes?

Jack Glenn - Thermage, Inc. - CFO

Well based on the assumption of the $7 million in debt, it’s probably going to be in the neighborhood of somewhere between 15 to $20 million.

Scott Palmer - Paragon Associates, LLC - Analyst

Are you fairly comfortable there? Do you think you are facing a capital raise in the future?

Scott Palmer - Paragon Associates, LLC - Analyst

No, I think we’re comfortable with that. Remember, Thermage has been cash flow positive. We should be in good stead.

Scott Palmer - Paragon Associates, LLC - Analyst

You know, I think as shareholders we’d appreciate some more detail on the way the capital structure and the revenue growth rates will go forward. It looks like a fairly dilutive transaction here and you take a lot of cash off the balance sheet in a pretty weak environment. So, we would encourage you to provide some more detail on that.

Operator

Kevin Kotler, BroadFin Capital, LLC.

Kevin Kotler - BroadFin Capital, LLC - Analyst

I guess — did you do any due diligence just on inventory levels for the tips in the field?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We did complete due diligence, yes.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Kevin Kotler - BroadFin Capital, LLC - Analyst

As far as just your vision of consolidating the cosmetics industry, is there other deals to be done this year or is this the one that’s going to — is this the final one for the next 12 or 18 months?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Kevin, I really can’t comment on our business development activity. But let me just say and I know you’ve heard me say this before on other calls, my vision is and as Eric and I are in lockstep agreement on this because ironically when we first came together we shared the same exact vision that there are some significant opportunities in the marketplace with good proprietary technology with the same call point, good gross margins that really will allow us to build out this company. And that is our goal. Now, having said that, first thing is first. Let’s get this integration successfully behind us and then let’s look to the future.

Kevin Kotler - BroadFin Capital, LLC - Analyst

Just two other things. The last caller asked some important questions that we had. We built a model and we had assumed $20 million in sales synergies and we also (inaudible) assume about majority of the G&A I guess from Reliant being taken down. We really didn’t pull anything out of research and development and we didn’t really change anything in sales and marketing. So again, Steve, clarity on that at some point would be helpful.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Absolutely, but let me say to you that again qualitatively, that is a good guidepost for what you’re doing. I want to get back to Eric Stang’s point. They spend a significant amount of money on R&D because they are a highly oriented, highly innovative company as do we. In fact, here again they’re both at the same. And our model — I want to be clear — we have not taken any synergies in R&D. Why?

Because it’s all about driving the topline with new innovative products. That’s what’s got us to this stance and we’re going to continue to do it. So we feel strongly about the R&D and we’re very comfortable with the $14 million that we have given you and we know and we know will provide additional color around that in the future.

Kevin Kotler - BroadFin Capital, LLC - Analyst

But part of the getting to the number though is how much revenue upside you think there is. So should we just do one plus one equals two or is it going to be equal to 2.5?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Well here again, I think you’re going to see some very nice synergies on the topline. We have some model - obviously we have models ourselves. We’ve run different models at different types of growth scenarios but at the end of the day, we believe that when you are able to bring together these two companies that can focus and focus on generators and focus on tips that what we gave you for the EPS in ‘09 at $0.26 is a very good number.

Kevin Kotler - BroadFin Capital, LLC - Analyst

Okay, one last thing, Steve. I guess being (inaudible) the last few years, I guess I’m concerned about whatever 25, 26 million shares going to the Reliant shareholder base and then them selling it on the open market. I guess what are you doing in terms of lockups or lockup-type structure so that we don’t have to face the potential wrath of Reliant shareholders wanting to cash out?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

If you look at it, they are locked up for approximately six months.

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Operator

Vivian Wohl, Federated Kaufmann Fund.

Vivian Wohl - Federated Kaufmann Fund - Analyst

Could you just comment briefly on collars, breakup fees? And the S-1 for Reliant had numbers through the September period and I’m wondering if you can give us any update on their — I mean I can back into a December number but if you could give us any color on their first quarter (multiple speakers)

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

There is no collar.

Vivian Wohl - Federated Kaufmann Fund - Analyst

And breakup fees?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

In terms of — we have got — there is no collar and there’s locked votes. So we are locked up.

Vivian Wohl - Federated Kaufmann Fund - Analyst

But you need to the approval of the Thermage shareholders (multiple speakers)

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We have the approval of the Thermage shareholders.

Vivian Wohl - Federated Kaufmann Fund - Analyst

Okay, got it. And it looks like Q4 for them was down a smidge. I’m wondering if you could comment on why and what the trends in the first quarter look like.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Now you’re saying for Reliant?

Vivian Wohl - Federated Kaufmann Fund - Analyst

For Reliant, yes.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

For Q4 they were down a smidge you said?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Vivian Wohl - Federated Kaufmann Fund - Analyst

I believe so, yes.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Eric?

Eric Stang - Reliant Technologies - President and CEO

We are pleased with our 2007 results. We did about $70.5 million and that represents 20%plus growth over the prior year.

Vivian Wohl - Federated Kaufmann Fund - Analyst

Right but the nine-month numbers were up 46%.

Eric Stang - Reliant Technologies - President and CEO

I understand. I’m getting to that. We announced late in Q4 our new products, the Fraxel Repair and I think we caused some of our physicians to pause on their purchasing as they thought about well, what is this new product and which one do I need to have. We also could not ship all the orders that we had at the end of Q4 with that new product and carry significant backlog into Q1.

There were some other things too but we so far this year are running quite well ahead of a year ago again and feel like we are on track with where we need to be. But we did have some things come together in Q4 as I just described.

Vivian Wohl - Federated Kaufmann Fund - Analyst

So can you share with us the Q1 results or will we have to wait for the merger agreement to be filed?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

The merger agreement will have those results but — I’m sorry — the S-4 will have those results but I can say that our revenues in Q1 were about $18.4 million.

Vivian Wohl - Federated Kaufmann Fund - Analyst

And how did that compare to last year?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

It’s up — it’s just not an exact number but it’s up around 15%, 14% over the prior year.

Operator

Larry Haimovitch, HMTC.

Larry Haimovitch - HMTC - Analyst

Just a quick question for Jack. Are the number of shares fixed? Is it a fixed number of shares no matter what the price of Thermage does, Jack?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Jack Glenn - Thermage, Inc. - CFO

Yes, it is 23.6 million shares.

Larry Haimovitch - HMTC - Analyst

In the negotiations did you take into account the fact that Thermage stock could easily be up and that would just be giving the Reliant shareholders a little extra?

Jack Glenn - Thermage, Inc. - CFO

Yes, that’s right.

Larry Haimovitch - HMTC - Analyst

Great. (inaudible) some of the other people have been saying it would be helpful as quickly as possible to give us more information because you can see from the questions there’s a lot of uncertainty about some of the numbers. So that would be very helpful. The combined model obviously would be very helpful.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Okay, we’re going to have to just take one more question if there is one because we have got employee meetings at the top of the hour here and Eric has to get to his employees, I have to get to mine. So, operator, one more question please.

Operator

[Steven Becker], Greenway Capital.

Steven Becker - Greenway Capital - Analyst

Yes, I just want to clarify. According to the press release it says that 33% of Thermage shareholders have signed voting agreements but you indicated that you have the vote. Is there a difference there?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

The votes — we got more votes in last night and the votes continue to roll in.

Steven Becker - Greenway Capital - Analyst

Do you — is there a breakup fees?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

This is a locked deal.

Steven Becker - Greenway Capital - Analyst

But is there a breakup fee?

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Yes.

Steven Becker - Greenway Capital - Analyst

And can you disclose what that is?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

No, not at this point.

Steven Becker - Greenway Capital - Analyst

Okay so when you say this is a locked deal, you’re implying that you have over 50% of the vote?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Yes, we have a locked deal, yes.

Steven Becker - Greenway Capital - Analyst

So you have over 50% of the vote?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

We don’t have that in yet but we have commitments.

Steven Becker - Greenway Capital - Analyst

And when are you going to be able to disclose the breakup fee?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

That will be disclosed I assume when we do our filing.

Steven Becker - Greenway Capital - Analyst

And when is a plan for the filing?

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

I don’t know the exact date. I think it’s probably close, right? (multiple speakers)

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FINAL TRANSCRIPT

Jul. 07. 2008 / 8:00 AM PT, THRM - Thermage and Reliant Technologies to Join Forces

Jack Glenn - Thermage, Inc. - CFO

(multiple speakers) filing the merger agreement today.

Steven Becker - Greenway Capital - Analyst

I would just reiterate that some of the questions that were asked before — it seems to me that there’s a very big plug that can only be made up through sales growth which doesn’t seem consistent with the current rate of growth and I would like to see a lot more detail as to how you get to those out year numbers.

Steve Fanning - Thermage, Inc. - Chairman of the Board, President and CEO

Okay well we will be providing that to you. (multiple speakers) Well, thank you everyone. I really appreciate you in short notice getting on the call today. We’re very excited about this opportunity and we think that together with these two companies we will really be the pre-eminent leader in the aesthetic device industry. So thank you again and we will continue to keep you updated on our progress. Thank you.

Operator

Ladies and gentlemen, this concludes the Thermage conference call. If you would like to listen to a replay of today’s conference please dial 1-800-405-2236 or 303-590-3000 and the access code is 1111-7004 followed by the pound sign. (OPERATOR INSTRUCTIONS). We thank you for your participation. You may now disconnect.

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